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                                                                   Exhibit 10.12

          THIS AGREEMENT, made and entered into as of April 1, 1999, between Asyst Technologies, Inc., a California corporation, with its principal office located at 48761 Kato Road, Fremont, CA 94538 (together with its successors and assigns permitted under this Agreement) ("Asyst"), and Mihir Parikh ("Parikh").


                              W I T N E S S E T H


          WHEREAS, Asyst has determined that it is in the best interests of Asyst and its stockholders to enter into an employment and compensation agreement setting forth the obligations and duties of both Asyst and Parikh (this "Agreement"); and


          WHEREAS, Asyst wishes to assure itself of the services of Parikh for the period hereinafter provided, and Parikh is willing to be employed by Asyst for said period, upon the terms and conditions provided in this Agreement;


          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, Asyst and Parikh (individually a "Party" and together the "Parties") agree as follows:


                               1.  DEFINITIONS.


          (a) "Base Salary" shall mean the annual salary provided for in Section 3 below, as adjusted from time to time by the Board.
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          (b) "Beneficiary" shall mean the person or persons named by Parikh pursuant to Section 22 below or, in the event that no such person is named and survives Parikh, his estate.

          (c) "Board" shall mean the Board of Directors of Asyst.

          (d) "Cause" shall mean:

               (i)     Parikh's conviction of a felony,

               (ii) repeated and willful actions by Parikh that are committed in bad faith and that result in material and demonstrable economic harm to Asyst, or

               (iii) a material breach by Parikh of the provisions of Sections 9 or 10 below to the demonstrable and material detriment of Asyst; provided that in no event shall Parikh's failure to perform the duties associated with his position caused by his mental or physical disability constitute Cause for his termination.

          (e) "Change in Control" shall mean:

               (i) an acquisition by an individual, an entity or a group (excluding Asyst or an employee benefit plan of Asyst or a corporation controlled by Asyst's stockholders) of 30 percent or more of Asyst's common stock or voting securities;

               (ii) a change in the composition of the Board occurring within a rolling two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors ("Incumbent Directors" shall mean directors who either (x) are members of the Board as of the date first above written or
(y) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but shall not include an individual not otherwise an Incumbent Director whose election or nomination

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is in connection with an actual or threatened proxy contest relating to the election of directors to the Board;

               (iii) consummation of a complete liquidation or dissolution of Asyst or a merger, consolidation or sale of all or substantially all of Asyst's assets (collectively, a "Business Combination") other than a Business Combination (x) in which the stockholders of Asyst receive 50 percent or more of the stock resulting from the Business Combination, (y) at least a majority of the board of directors of the resulting corporation were Incumbent Directors and
(z) after which no individual, entity or group (excluding any corporation resulting from the Business Combination or any employee benefit plan of such corporation or of Asyst) owns 30 percent or more of stock of the resulting corporation, who did not own such stock immediately before the Business Combination.

          (f) "Compensation Committee" or "Committee" shall mean the Compensation Committee of the Board.

          (g) "Disability" shall mean the illness or other mental or physical disability of Parikh, as determined by a physician acceptable to Asyst and Parikh, resulting in his failure (i) to perform substantially his material duties under this Agreement for a period of six or more consecutive months or an aggregate of nine months in any 12-month period and (ii) to return to the performance of his duties within 30 days after receiving written notice of termination.

          (h) "Fiscal Year" shall mean the 12-month period beginning on April 1 and ending on the next subsequent March 31.

          (i) "Good Reason" shall mean, without Parikh's prior written consent or his acquiescence:

               (i)     reduction in his then current Base Salary,

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               (ii)    Asyst's failure to pay Parikh any amounts otherwise
vested and due hereunder or under any plan or policy of Asyst,

               (iii) diminution of his titles, position, authorities or responsibilities, including not serving on the Board,

               (iv) assignment to Parikh of duties incompatible with his position of Chief Executive Officer,

               (v) diminution, reduction or other adverse change in the bonus or incentive compensation opportunities available to Parikh (with respect to the level of bonus or incentive compensation opportunities, the applicable performance criteria and otherwise the manner in which bonuses and incentive compensation are determined, in the aggregate), from those available as of the date hereof,

               (vi) termination of Parikh's employment, for any reason other than Cause, death, Disability or voluntary termination, within six months after a Change in Control,

               (vii) imposition of a requirement that Parikh report other than directly to the full Board,

               (viii) a material breach of the Agreement by Asyst that is not cured within 10 business days after written notification by Parikh of such breach,

               (ix) notification of Parikh by Asyst that the Term will not be renewed, or

               (x) relocation of Asyst's principal place of business to a location more than 30 miles from the location first above described.

          (j) "Spouse" shall mean, during the Term of Employment, the woman who as of any relevant date is legally married to Parikh.

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          (k) "Term of Employment" or "Term" shall mean the period specified in
Section 2(b) below.


           2.  TERM OF EMPLOYMENT, POSITIONS AND DUTIES.


          (a) Employment of Parikh. Asyst hereby employs Parikh, and Parikh hereby accepts employment with Asyst, in the positions and with the duties and responsibilities set forth below and upon such other terms and conditions as are hereinafter stated.

          (b) Term of Employment. The Term of Employment shall commence on the date first above written and shall terminate on the third anniversary of such date, provided that at the end of each day after the date hereof, unless either Party gives written notice to the other that it or he does not want the Term to continue, the Term shall thereafter automatically extend for an additional period of one day (with the result that, in the absence of such notice, the Term shall be three years in length), unless sooner terminated as provided by Section 8 below.

          (c) Title and Duties.

               (i) Until the date of termination of his employment hereunder, Parikh shall be employed as Chief Executive Officer, reporting to the full Board. In his capacity as Chief Executive Officer, Parikh shall have the customary powers, responsibilities and authorities of chief executive officers of corporations of the size, type and nature of Asyst, including without limitation complete authority to hire and fire the other employees of Asyst.

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               (ii)    During the Term, Asyst shall use its best efforts to
secure the election of Parikh to the Board and to the chairmanship thereof. During the Term, if the Board forms an executive or similar committee, Parikh shall serve thereon.

          (d) Time and Effort. Parikh agrees to devote his best efforts and abilities, and such of his business time and attention as he deems necessary, to the affairs of Asyst in order to carry out his duties and responsibilities under this Agreement, except that nothing shall preclude Parikh from (i) serving on the boards of a reasonable number of trade associations, charitable organizations and/or businesses not in competition with Asyst, (ii) engaging in charitable activities and community affairs and (iii) managing his personal investments and affairs; provided, however, that, such activities do not materially interfere with the proper performance of his duties and responsibilities specified in Section 2(c) above.

          3.  BASE SALARY.

          Parikh shall receive from Asyst an initial Base Salary, payable in accordance with the regular payroll practices of Asyst, of a minimum of $325,000. During the Term, the Committee shall review the Base Salary for increase no less often than annually as of the beginning of each Fiscal Year, beginning April 1, 1999. Any amount to which Parikh's Base Salary is increased shall not thereafter be reduced, and the term "Base Salary" as used in this Agreement shall refer to his Base Salary as so increased.

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          4.  BONUSES.


          (a) Annual Bonus. Parikh shall be eligible to receive an annual bonus for each Fiscal Year or portion thereof during the Term in accordance with Asyst's Executive Bonus Plan, provided that (i) award opportunities (with respect to their level, applicable performance criteria and the manner in which bonuses are determined) in the aggregate shall not be less than those in effect as of the date hereof and (ii) any performance targets thereunder established after such date shall be reasonable.

          (b) Parikh shall be entitled to participate in Asyst's Long-Term Incentive Compensation Plan (the "LTIP"), a copy of which is attached hereto as Attachment I, and receive awards thereunder in accordance with its terms, provided that (i) award opportunities (with respect to their level, applicable performance criteria and the manner in which LTIP awards are determined) in the aggregate shall not be less than those in effect as of the date hereof and (ii) any performance targets thereunder established after such date shall be reasonable.


          5.  EQUITY OPPORTUNITY.


          (a) (a) General. Throughout the Term, Parikh shall be eligible to receive grants of options to purchase shares of Asyst's stock and awards of shares of Asyst's stock, either or both as determined by the Compensation Committee, under and in accordance with the terms of applicable plans of Asyst and related option agreements.

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          (b) Registration Rights.  Asyst expressly acknowledges that Parikh has been granted options under Asyst's 1993 Stock Option Plan. Asyst shall use its best efforts to file, and cause to be effective under the Securities Act of 1933, as amended, a registration statement on Form S-8 (or a comparable form) with respect to the shares (or other units) of (i) equity issued as provided for or referenced by this Section 5, (ii) if applicable, equity issuable upon exercise of rights so provided for or referenced and (iii) any other equity awarded or granted to Parikh under any of Asyst's other incentive, stock option or compensation plans. Asyst will also ensure that each grant provided for under this Section 5 or such other plans shall meet the requirements of Rule 16b-3 for exception under the Securities Exchange Act of 1934, as amended.


          6.  EXPENSE REIMBURSEMENT.


          During the Term, Parikh shall be entitled to prompt reimbursement by Asyst for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement, upon his submission of any accounts and records as may be reasonably required by Asyst.


          7.  EMPLOYEE BENEFIT PLANS.


          (a) General. Parikh shall be eligible to participate in all of Asyst's life insurance, short- and long-term disability, health insurance, savings/retirement, stock option and other equity-based plans and similar benefits that may be available to other Asyst senior executives generally, including any plans that supplement the foregoing types of plans, whether funded or unfunded.

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          (b) Disability Benefit.

               (i) During the Term Asyst shall provide Parikh with long-term disability insurance through a combination of group plans sponsored by Asyst and individual policies obtained by Asyst for the benefit of Parikh.

               (ii) To the extent that individual policies are obtained for Parikh, he shall be the owner of such policies and shall pay the premiums thereon. Asyst shall reimburse Parikh for any premiums that he pays.


          8.  TERMINATION OF EMPLOYMENT.


          The Parties may terminate this Agreement by mutual agreement at any time.

          (a) General. Notwithstanding anything to the contrary herein, in the event of termination of Parikh's employment under this Agreement, he, his dependents or his Beneficiary, as may be the case, shall be entitled to receive (in addition to payments and benefits under Sections 8(b) through 8(g) below, as applicable):

               (i) any Base Salary or other benefits earned and accrued under this Agreement prior to the date of termination,

               (ii)    benefits under the equity grants and awards described in
Section 5 above and employee benefits plans described in Section 7 above, in accordance with the applicable terms and conditions of each grant, award or plan, and

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               (iii)   reimbursement in accordance with this Agreement of any
business expenses incurred by Parikh but not yet paid to him.

          (b) Termination Due to Death. In the event that Parikh's employment is terminated due to his death, his Beneficiary shall be entitled to:

               (i) Parikh's Base Salary, at the rate in effect on the date of his death, through the end of the month in which his death occurs,

               (ii)    any annual bonus awarded but not yet paid to Parikh, and

               (iii) a prorated annual bonus for the year in which his death occurs.

          (c) Termination Due to Disability. In the event of Disability, Asyst or Parikh may terminate Parikh's employment. If Parikh's employment is terminated due to Disability, he shall be entitled to:

               (i) his Base Salary through the date of termination of his employment,
               (ii)    any annual bonus awarded but not yet paid to him,

               (iii) a prorated annual bonus for the year in which he is terminated for Disability, and

               (iv) long-term disability payments, payable at least monthly, beginning six months after his termination of employment due to Disability and continuing until the earliest to occur of (A) termination of his Disability,
(B) his death or (C) his attainment of age 65, in the amount of $2,500 per month, reduced by any long-term disability payments he receives from any disability plan sponsored by Asyst or any individual policy obtained by Asyst for Parikh's benefit.

          (d) Termination by Asyst for Cause. Asyst may terminate Parikh's employment hereunder for Cause only upon written notice to Parikh no less than 30 days prior to any intended

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termination, which notice shall specify the grounds for such termination in reasonable detail; provided that, notwithstanding anything to the contrary in this Agreement, Asyst may only terminate Parikh for Cause if he shall have failed to cure the grounds for such termination prior to the intended termination date. Further, Cause shall in no event be deemed to exist except upon a finding reflected in a resolution approved by a majority (excluding Parikh) of the members of the Board (whose finding shall not be binding upon any court, arbitrator or other decision-maker ruling on this Agreement) at a meeting of which Parikh shall have been given proper notice and at which Parikh (and his counsel) shall have a reasonable opportunity to present his case. In the event that Parikh's employment is terminated for Cause, he shall only be entitled to:

               (i) his Base Salary through the date of termination of his employment for Cause, and

               (ii)    any annual bonus awarded but not yet paid to him.

          (e) Termination without Cause or by Parikh for Good Reason.

               (i) Termination without Cause shall mean termination of Parikh's employment other than (A) due to death, Disability, Cause or voluntary termination or (B) by mutual agreement of Parikh and Asyst. Asyst shall provide Parikh 30 days' prior written notice of termination by it without Cause.

               (ii) In the event of termination of Parikh's employment without Cause or of termination by Parikh of his employment for Good Reason, he shall be entitled to receive, within 30 business days after termination, a lump-sum cash payment comprising the present value of:

                       (A) an amount equal to 36 months of his then Base Salary, plus

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                       (B)  an amount equal to three times:

                            (1)  if the termination occurs in 1998, the prior
year's bonus;

                            (2)  if the termination occurs in 1999, (I) the sum
of (x) two times the prior year's bonus plus (y) the bonus for the year two years prior to the year of termination, (II) divided by three;

                            (3)  if the termination occurs in 2000 or
thereafter, (I) the sum of (x) three times the prior year's bonus plus (y) two times the bonus for the year two years prior to the year of termination plus (z) the bonus earned for the year three years prior to the year of termination, (II) divided by six.

                       Present value shall be determined by using the interest rate in effect for U.S. Treasury issues of three-year duration on the date of Parikh's termination of employment.

               (iii) In the event of termination of Parikh's employment without Cause or of termination by Parikh of his employment for Good Reason, he shall also be entitled, at no cost to him, to continued participation for 18 months in the medical, and life insurance plans described in Section 7(a) above in which he is participating at the time of termination, to the extent that any of these plans provides for such continued participation. Continued participation in the medical plan shall constitute satisfaction of Asyst's COBRA obligation.

                       If Parikh is precluded from continued participation in any of the above plans, he shall, for the 18 months following either such termination of employment, be entitled to receive the after-tax economic equivalent of the benefits provided under the plan in which he is ineligible to participate. The economic equivalent of any benefit foregone shall be deemed to be the

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lowest cost that Parikh would incur in obtaining any such equivalent benefit himself on an individual basis.

               (iv) In the event of termination of Parikh's employment without Cause or of termination by Parikh of his employment for Good Reason, Asyst will use its best efforts, promptly and at Parikh's request, to assist and enable him to dispose of any shares of Asyst stock that he then owns.

               (v) Prior written consent by Parikh to any of the events described in Section 1(i) above shall be deemed a waiver by Parikh of his right to terminate for Good Reason under this Section 8(e) solely by reason of the events set forth in such waiver.

          (f) Voluntary Termination by Parikh or Notice that He Does Not Want the Term to Renew.

               (i) Parikh shall have the right, upon 60 days' written notice to Asyst, voluntarily to terminate his employment without Good Reason, in which event his entitlements shall be the same as if Asyst had terminated his employment for Cause, as provided in Section 8(d) above.

               (ii) In the event that Parikh notifies Asyst that he does not want the Term to renew as provided in Section 2(b) above, the Board, at its option, within 60 days after such notice, may deem it a voluntary termination of employment by Parikh and, in such event, the provisions of clause (i) above shall apply.

          (g) Change In Control. In the event of termination of Parikh's employment within six months following a Change in Control without Cause or for Good Reason, he shall be entitled to the payments and benefits provided under clauses (ii), (iii) and (iv) of Section 8(e) in addition to those provided under
Section 8(a).

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          9.  CONFIDENTIAL INFORMATION.


          (a) General.

               (i) Parikh understands and hereby acknowledges that as a result of his employment with Asyst he will necessarily become informed of and have access to certain valuable and confidential information of Asyst and any of its subsidiaries, joint ventures and affiliates, including, without limitation, inventions, trade secrets, technical information, computer software and programs, know-how and plans ("Confidential Information"), and that any such Confidential Information, even though it may be developed or otherwise acquired by Parikh, is the exclusive property of Asyst to be held by him in trust solely for Asyst's benefit.

               (ii) Accordingly, Parikh hereby agrees that, during and subsequent to the Term, he shall not, and shall not cause others to, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity any Confidential Information without the prior written consent of Asyst, except to (x) responsible officers and employees of Asyst or (y) responsible persons who are in a contractual or fiduciary relationship with Asyst or who need such information for purposes in the interest of Asyst. Notwithstanding, the foregoing, the prohibitions of this clause (ii) shall not apply to any Confidential Information that becomes of general public knowledge other than from Parikh or is required to be divulged by court order or administrative process.

          (b) Return of Documents. Upon termination of his employment with Asyst for any reason whatsoever, Parikh shall promptly deliver to Asyst all plans, drawings, manuals, letters, notes, notebooks, reports, computer programs and copies thereof and all other materials, including without

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limitation those of a secret or confidential nature, relating to Asyst's business that are then in his possession or control, except that in any event Parikh may retain his rolodex.

          10.  NONSOLICITATION.

          (a) During Parikh's employment hereunder and for a period of 12 months thereafter, Parikh shall not:

               (i) without prior written authorization of Asyst, solicit any of its employees to terminate their employment, or otherwise interfere with or cease their relationship, with Asyst, or

               (ii) intentionally and directly divert or take away from Asyst, or attempt to divert or take away, the business or patronage of any of the clients, customers, co-venturers, licensees or accounts, if any, of Asyst that were contacted, solicited or served by Parikh during his employment with Asyst.

          (b) Notwithstanding anything to the contrary in this Section 10, its provisions shall not apply if (i) Asyst terminates Parikh's employment without Cause or (ii) Parikh terminates his employment for Good Reason, each as provided in Section 8(e) above.

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          11.   WITHHOLDING TAXES.

          All payments to Parikh or his Beneficiary shall be subject to withholding on account of federal, state and local taxes as required by law

          12.   NO DUTY TO MITIGATE.

          Parikh shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event Parikh does mitigate.

          13.   PARACHUTES.

          (a) Reductions in Payment. In the event that any payments or other benefits received or to be received by Parikh pursuant to this Agreement ("Payments") would (i) constitute a "parachute payment" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code) and
(ii) but for this Section 13, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then, in accordance with this Section 13, such Payments shall be reduced to the maximum amount that would result in no portion of the payments being subject to the Excise Tax, but only if and to the extent that such a reduction would result in Parikh's receipt of Payments that are greater than the net amount that Parikh would receive hereunder (after application of the Excise Tax) if no reduction is made. The amount of required

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reduction, if any, shall be the smallest amount so that Parikh's net proceeds with respect to the Payments (after taking into account payment of any Excise
Tax) shall be maximized, as determined by Parikh. Parikh's determination of any required reduction pursuant to this Section 13(a) shall be conclusive and binding upon Asyst. Asyst shall reduce Payments in accordance with this Section 13(a) only upon written notice from Parikh indicating the amount of such reduction, if any. If the Internal Revenue Service (the "IRS") determines that a Payment is subject to the Excise Tax, then Section 13(b) shall apply.

          (b) Repayment. Notwithstanding any reduction described in Section 13(a) (or in the absence of any such reduction), if the IRS determines that Parikh is liable for the Excise Tax as a result of the receipt of Payments, then Parikh shall be obligated to pay back to Asyst, within 30 days after final IRS determination, an amount of the Payments equal to the "Repayment Amount." The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to Asyst so that Parikh's net proceeds with respect to the Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on the Payments. If the Excise Tax is not eliminated pursuant to this Section 13(b), Parikh shall pay the Excise Tax.


         14.    INDEMNIFICATION AND LIABILITY INSURANCE.


          Nothing herein is intended to limit Asyst's indemnification of Parikh, and Asyst shall indemnify him to the fullest extent permitted by applicable law consistent with Asyst's Certificate

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of Incorporation and By-Laws as in effect at the beginning of the Term, with respect to any action or failure to act on his part while he is an officer, director or employee of Asyst or any subsidiary or affiliate thereof. Asyst shall cause Parikh to be covered at all times by directors' and officers' liability no less favorable than the directors' and officers' liability insurance maintained by Asyst on the date hereof in terms of coverage and amounts. Asyst shall continue to indemnify Parikh as provided above and maintain such liability insurance coverage for him after the Term has ended for any claims that may be made against him with respect to his service as a director or officer of Asyst.


          15.   EFFECT OF AGREEMENT ON OTHER BENEFITS.


          The existence of this Agreement shall not prohibit or restrict Parikh's entitlement to participate fully in compensation, employee benefit and other plans of Asyst in which senior executives are eligible to participate.


          16.   ASSIGNABILITY; BINDING NATURE.


          This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Parikh) and assigns. No rights or obligations of Asyst under this Agreement may be assigned or transferred by Asyst except pursuant to (a) a merger or consolidation in which Asyst is not the continuing entity or (b) sale or liquidation of all or substantially all of the assets of Asyst, provided that the surviving entity or assignee or transferee is the successor to all or substantially all of the assets of Asyst and such surviving entity or assignee

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

or transferee assumes the liabilities, obligations and duties of Asyst under this Agreement, either contractually or as a matter of law.

          Asyst further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall use its best efforts to have such assignee or transferee expressly agree to assume the liabilities, obligations and duties of Asyst hereunder; provided, however, that notwithstanding such assumption, Asyst shall remain liable and responsible for fulfillment of the terms and conditions of this Agreement; and provided, further, that in no event shall such assignment and assumption of this Agreement adversely affect Parikh's rights upon a Change in Control, as provided in
Section 8(g). No rights or obligations of Parikh under this Agreement may be assigned or transferred by him.


          17.   REPRESENTATIONS.


          The Parties respectively represent and warrant that each is fully authorized and empowered to enter into this Agreement and that the performance of its or his obligations, as the case may be, under this Agreement will not violate any agreement between such Party and any other person, firm or organization. Asyst represents and warrants that this Agreement has been duly authorized by all necessary corporate action and is valid, binding and enforceable in accordance with its terms.

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          18.   ENTIRE AGREEMENT.


          Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the Parties concerning the subject matter hereof.


          19.   AMENDMENT OR WAIVER.


          No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both Parikh and an authorized officer of Asyst. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Party to be charged with the waiver. No delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.


          20.   SEVERABILITY.


          In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this

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Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.


          21.   SURVIVAL.


          The respective rights and obligations of the Parties under this Agreement shall survive any termination of Parikh's employment with Asyst.


          22.   BENEFICIARIES/REFERENCES.


          Parikh shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following his death by giving Asyst written notice thereof. In the event of Parikh's death or of a judicial determination of his incompetence, reference in this Agreement to Parikh shall be deemed to refer, as appropriate, to his beneficiary, estate or other legal representative.


          23.   GOVERNING LAW/JURISDICTION.


          This Agreement shall be governed by and construed and interpreted in accordance with the laws of California, without reference to principles of conflict of laws.

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          24.   RESOLUTION OF DISPUTES;  CERTAIN OTHER COSTS.


          (a) Arbitration. Any disputes arising under or in connection with this Agreement shall be resolved by arbitration, to be held in San Francisco, California, in accordance with the commercial rules and procedures of the American Arbitration Association.

          (b) Judgments. The determination of the arbitrator(s) shall be conclusive and binding on Asyst (or its affiliates, where applicable) and Parikh, and judgment may be entered on the arbitration award in any court having jurisdiction.

          (c) Costs of Disputes. Asyst shall pay, at least monthly, all costs and expenses, including attorneys' fees and disbursements, of Parikh in connection with any proceeding, whether or not instituted by Asyst or Parikh, relating to any provision of this Agreement, including but not limited to the interpretation, enforcement or reasonableness thereof; provided, however, that, if Parikh instituted the proceeding and the judge or other decision-maker presiding over the proceeding affirmatively finds that he did so in bad faith, he shall pay his own costs and expenses and, if applicable, return any amounts theretofore paid to him or on his behalf under this subsection (c).

          (d) Certain Other Costs. Asyst shall pay all reasonable costs and expenses, including attorneys' fees and disbursements and consultants' fees and disbursements, that Parikh has incurred in connection with the negotiation and execution of this Agreement.

          25.  NOTICES.


          Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered either personally, by fax, by overnight delivery service (such as Federal Express) or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as the Party may subsequently give notice of.


If to Asyst or the Board:

             Asyst Technologies, Inc.
             48761 Kato Road
             Fremont, CA  94538
             Attention: Douglas J. McCutcheon
                        Senior Vice President
             FAX:       (510) 661-5151

With a copy to:

If to Parikh:

Mihir Parikh, Ph.D.
Asyst Technologies, Inc.
48761 Kato Road
Fremont, CA  94538

          26.  HEADINGS.


          The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.


          27.  COUNTERPARTS.


          This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                                    Asyst Technologies, Inc.


Attest:  /s/ Holly N. Bell            By: /s/ Stanley J. Grubel
       ----------------------            ---------------------------
                                          Stanley J. Grubel
                                          Chairman, Compensation Committee


         /s/ Holly N. Bell                /s/ Douglas J. McCutcheon
       ----------------------            ---------------------------
                                          Douglas J. McCutcheon
                                          Senior Vice President


Witness: /s/ Carol Higgins                /s/ Mihir Parikh
        ----------------------           -------------------------
                                          Mihir Parikh